Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter referred to as this “Agreement”) is made and entered into by and between Louis Mamakos (“Executive”) and Vonage Holdings Corp. (defined herein to include its affiliates, subsidiaries, predecessors and successors and hereinafter referred to as “Vonage”), effective as of March 27, 2009 (the “Effective Date”). Executive and Vonage are hereafter referred to as the “Parties.”

WHEREAS, Executive has been employed by Vonage as its Chief Technology Officer;

WHEREAS, Executive and Vonage entered into an Employment Agreement, amended effective as of January 1, 2009 (the “Employment Agreement”);

WHEREAS, Executive is resigning from his positions as Chief Technology Officer, effective as of the Effective Date, which resignation, pursuant to Section 4(e) of the Employment Agreement, constitutes Executive’s resignation from any officer or employee position Executive has with the Company Group (as defined in the Employment Agreement) and all fiduciary positions (including as trustee) Executive holds with respect to any employee benefit plans or trusts established by Vonage, also effective as of the Effective Date;

WHEREAS, Vonage and Executive have read this Agreement and have had the opportunity to review it with their respective legal counsel; and

WHEREAS, Vonage and Executive desire to resolve any and all issues and claims between them, including without limitation, Executive’s employment and his separation as an employee of Vonage, as well as any and all issues and claims arising from or relating to the Employment Agreement, and to reach an amicable accord and settlement concerning their future relationship.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. Separation of Employment; Consulting Arrangement.

(a) Effective as of the Effective Date, Executive hereby resigns from his position as Chief Technology Officer of Vonage, from all director, officer and employee positions Executive has with the Company Group (as defined in the Employment Agreement) and from all fiduciary positions (including as trustee) Executive holds with respect to any employee benefit plans or trusts established by Vonage.

(b) In consideration for the payments and benefits specified in paragraph 4(a) infra, during the six month period after the Effective Date (the “Severance Period”), Executive agrees to provide Vonage transition services of up to sixteen (16) hours per week for technical, operational, legal (whether patent infringement litigation or evaluation, law enforcement subpoenas or inquiry or otherwise), intellectual property or strategy, training newly hired technical executives or addressing other questions that may arise, as the foregoing pertain to such prior areas of Executive’s responsibility or expertise during Executive’s employment through the Effective Date. Executive understands that such services may require Executive to travel to Vonage’s facilities or other locations, and Vonage agrees to reimburse Executive for reasonable travel expenses in accordance with Vonage’s Travel and Expense Policy then in effect.

(c) From September 27, 2009 through March 27, 2010 (the “Consultancy Period”), Executive agrees to make himself available for up to twelve (12) hours per week for any technical, operational, legal (whether patent infringement litigation or evaluation, law enforcement subpoenas or inquiry or otherwise), intellectual property or strategy, training newly hired technical executives or addressing other questions that may arise, pertaining to Executive’s prior employment subject to Executive’s reasonable availability. Executive will be compensated at the rate of $190 per hour for such services. Executive understands that such services may require Executive to travel to Vonage’s facilities or other locations, and Vonage agrees to reimburse Executive for reasonable travel expenses in accordance with Vonage’s Travel and Expense Policy then in effect.

(d) Vonage and Executive shall cooperate in scheduling the time for Executive’s performance of services described in this Paragraph 1, provided that absent extraordinary circumstances, Executive will make himself available as may be needed by Vonage for such services, particularly with regard to the provision of such services during the Severance Period and with regard to patent infringement litigation and law enforcement subpoenas or inquiry or other similar legal issues. Vonage and Executive acknowledge that such services are for the purpose of transitioning Executive’s functions and responsibilities to other personnel, providing assistance in patent infringement litigation and with regard to law enforcement issues, and that Executive shall not be involved in business activities not conducted by Vonage as of the Effective Date or prospective lines of business in which Executive was not involved prior to the Effective Date.

(e) Executive shall record all hours worked on a weekly basis and submit them to Michael Porter, Vice President of Human Resources at Vonage, within a few days of the close of the work week for which he recorded his hours.

2. Non-Admission. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (a) any violation by Vonage or Executive, of any federal, state or municipal law, statute or regulation, or principle of common law or equity, (b) the commission by Executive or Vonage of any other actionable wrong, or (c) any wrongdoing of any kind whatsoever on the part of Executive or Vonage, and shall not be offered, argued or used for that purpose.

3. General Release.

(a) In exchange for the consideration provided in this Agreement, and as a material inducement for both Parties entering into this Agreement, Executive for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 3 as “Executive”) hereby irrevocably and unconditionally waives, releases and forever discharges Vonage and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, future officers, directors, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (hereinafter collectively referred to for purposes of this

Paragraph 3 as “Vonage”) for any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against Vonage based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Effective Date in any way whatsoever relating to or arising out of Executive’s employment with Vonage. Such claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws including, but not limited to, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, all as amended; the common law of the State of New Jersey; any claim under any local ordinance, including, but not limited to, any ordinance addressing fair employment practices; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Executive’s employment with or separation from Vonage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and costs.

(b) To the fullest extent permitted by law, and subject to the provisions of Paragraphs 3(d) and 3(e) below, Executive represents and affirms that he has not filed or caused to be filed on his behalf any claim for relief against Vonage or any releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against Vonage or any releasee on his behalf. Executive further covenants that he will not file or cause to be filed any claims for relief against Vonage or any releasee which has been released herein.

(c) In waiving and releasing any and all waivable claims whether or not now known, Executive understands that this means that, if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and his later discovery of such facts, even if he would not have agreed to this Agreement if he had prior knowledge of such facts.

(d) Nothing in this Paragraph, or elsewhere in this Agreement, prevents or prohibits Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because Executive is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Paragraph 3(a) above), Executive may only seek and receive non-monetary forms of relief through any such claim.

(e) Nothing in this Paragraph, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by Executive of his rights under the Parties’ Indemnification Agreement, dated as of May 19, 2006 (which is amended hereby to provide that “Corporate Status” shall include Executive’s performance of consulting services to Vonage pursuant to this Agreement following the Effective Date; as such agreement is hereby amended, the “Indemnification Agreement”), or any other rights to indemnification relating to his performance of services as an officer and/or director of Vonage, including but not limited to those rights to indemnification set forth in Vonage’s Certificate of Incorporation as in effect on the date hereof.

(f) Executive and Vonage each agree to re-execute this Agreement at the end of the Severance Period so that the provisions of this paragraph 3 are fully enforceable up to and including the end of the Severance Period.

(g) In exchange for the consideration provided in this Agreement, and as a material inducement for both Parties entering into this Agreement, Vonage hereby irrevocably and unconditionally waives, releases and forever discharges Executive, his heirs, executors, administrators, trustees, legal representatives, successors and assigns from any and all claims, other than claims arising out of any criminal conduct, breach of fiduciary duty, or willful or intentional wrongdoing by Executive, which it has now or in the future may claim to have against Executive based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Effective Date in any way whatsoever relating to or arising out of Executive’s employment with or separation of employment from Vonage.

4. Consideration and Post-Employment Benefits.

(a) Vonage, for and in consideration of the undertakings of Executive set forth herein, and intending to be legally bound, agrees that Executive is entitled to: (i) a cash payment equal to six months of Executive’s annual base salary, in the gross amount of One Hundred and Ten Thousand Dollars and No Cents ($110,000), less required statutory withholdings and deductions, which payments shall be made bi-weekly during Vonage’s regular payroll cycles beginning on the first payroll date after this Agreement becomes effective; (ii) a pro rata portion of Executive’s 2009 target bonus covering the period January 1, 2009 through the Effective Date, which shall be determined when Vonage customarily pays 2009 bonuses and paid on or before March 15, 2010; (iii) if Executive is eligible for and elects continued health insurance coverage under COBRA, Vonage will reimburse Employee the cost of Executive’s paid COBRA premiums for a six month period; (iv) a payment for the filing and/or issuance of any patents in which Executive is listed as an inventor in accordance with Vonage’s patent reward program; and (v) payment of any unpaid base salary and accrued vacation benefits, through and including the Effective Date and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of Vonage. Except as set forth in this Agreement, Executive shall have no further rights to receive any other compensation, severance or benefits after the Effective Date. All payments are subject to applicable tax withholding, and Executive shall be solely responsible for all taxes on the payments under this Agreement.

(b) Notwithstanding anything to the contrary herein, if Executive breaches (i) Section 7 of the Employment Agreement (which is amended hereby to provide that the “Term” shall extend from September 27, 2009 through a period of twelve (12) months thereafter); (ii) Section 6 of the Employment Agreement; or (iii) any other provisions of this Agreement or the Employment Agreement, Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Paragraph 4(a) above, and any and all obligations and agreements of Vonage with respect to payment shall thereupon cease and Vonage shall be entitled to recoup from Executive any and all such payments and the value of such benefits previously awarded, less the reasonable value of the services provided to date during the Severance Period (to be calculated by multiplying the number of hours worked by the sum of $190, less required statutory deductions and withholdings), provided, however, that no event or condition described in Section 6 or Section 7 of the Employment Agreement (as hereby amended) shall constitute a breach unless (A) Vonage first gives Executive written notice of its intention to terminate and/or recoup the payments and benefits described in Paragraph 4(a) above and the grounds for such loss of eligibility for payments and benefits, and (B) such grounds for termination and/or recoupment of payments and benefits (if susceptible to correction) are not corrected by Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter). As required by regulations issued by the Equal Employment Opportunity Commission, the recoupment and termination of severance payments and benefits provided for in this paragraph 4(b) shall not apply with respect to a good faith claim by Executive challenging the knowing and voluntary nature of the release and covenant not to sue in Paragraphs 3(a) and (b) above under the ADEA.

5. Prior Agreements. This Agreement supersedes all prior agreements entered into by Vonage and Executive, except for the following: (a) Sections 5, 6, 7 (as amended by Paragraphs 4(b) and 7 of this Agreement), 8, 9, 11, 12 and 13 of the Employment Agreement, (b) the Parties’ Non-Compete Agreement, dated as of July 26, 2004 (which is amended hereby to provide that the “Term” shall extend from September 27, 2009 through a period twelve (12) months thereafter), (c) the option agreements and other agreements memorializing equity-based or other long-term incentives, (d) the Indemnification Agreement, and (e) the Parties’ Employee Confidentiality and Innovations Agreement, dated as of July 26, 2004 is hereby amended as set forth more specifically below:

Paragraph B.2(ii) (the first paragraph so numbered) is amended and replaced by the following language:

“(ii) within one (1) year after September 27, 2009, if they (a) were made using equipment, supplies, facilities or trade secret information of Vonage, or (b) were developed at least in part on Vonage’s time, or (c) relate either to Vonage’s present or prospective business activities known to me as of March 27, 2009, or learned by me in the course of performing services for Vonage in the one (1) year period thereafter, or (d) result from any work that I perform in the course of my employment or in the course of performing services for Vonage in the period ending March 27, 2010.”

Paragraph B.2(ii) (the second paragraph so numbered) is amended and replaced by the following language:

“I agree to deliver all Innovations to Vonage no later than the date that is eighteen (18) months after March 27, 2009;”

Paragraph A.3 is amended by replacing the first sentence therein with the following language:

“If I am requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information supplied to me (“Legal Process”), I shall promptly notify Vonage of such requests, unless such notification is prohibited by law, and I shall provide reasonable cooperation to Vonage’s efforts, undertaken at Vonage’s sole expense, to maintain the confidentiality of such Confidential Information. After compliance with my obligations in this paragraph, I may disclose such Confidential Information pursuant to a final court or administrative order or such non-final order which Vonage has not timely appealed, and, if Vonage has not timely contested such Legal Process or sought protection (including but not limited to a protective order) or limitation of the Confidential Information to be disclosed in response thereto, I may disclose such Confidential Information as my legal counsel advises me that I am required to disclose in response to such Legal Process.”

6. Confidentiality of Agreement. Executive agrees to keep secret and strictly confidential the terms of this Agreement (except to the extent this Agreement is publicly filed or the terms hereof are disclosed in a public filing) and further represents and warrants that he will not disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone (other than members of his immediate family, accountants or attorneys who have first agreed to keep said information confidential and to not disclose it to others), and that he has not done so. The foregoing shall not prohibit or restrict such disclosure as required by law or in connection with Vonage’s filings with the Securities and Exchange Commission or any other governmental or regulatory body or as may be necessary for the prosecution or defense of claims relating to the performance or enforcement of this Agreement or prohibit or restrict Executive (or Executive’s attorney) or Vonage from responding to any such inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, the New York Stock Exchange, any other self-regulatory organization, or in response to a duly served and effective subpoena or discovery request in the course of any litigation. Prior to making any disclosure other than to his immediate family, accountants, financial advisors or attorneys, Executive shall provide Vonage with as much notice as practicable that he has been requested or compelled to make disclosure and shall provide reasonable cooperation to Vonage’s efforts, undertaken at Vonage’s sole expense, to maintain the confidentiality of this Agreement to the fullest extent possible.

7. Notices. All notices, requests, demands and other communications hereunder to Vonage shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Vonage may subsequently designate:

Vonage Holdings Corp.

23 Main Street

Holmdel, New Jersey 07733

Attention: Office of Chief Legal Officer

Any such notice, request, demand or other communication to Vonage delivered in the manner specified above shall be deemed duly given only upon receipt by Vonage.

All notices, requests, demands and other communications hereunder to Executive shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier, or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Executive may subsequently designate:

Louis Mamakos

5 Bennington Drive

Lawrenceville, New Jersey 08648

Any such notice, request, demand or other communication to Executive delivered in the manner specified above shall be deemed duly given only upon receipt by Executive.

8. Severability. If, at any time after the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction or arbitrator to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement provided, however, that in the event that Executive disputes the legality or enforceability of Paragraph 3(a) in litigation or arbitration to which Vonage is a party, upon finding that Paragraph 3(a) is illegal and/or unenforceable, Vonage shall be released from any obligation to make or provide any further payments or benefits pursuant to Paragraph 4 of this Agreement, and shall be entitled to recoup from Executive any payments and the value of any benefits made, less an amount equal to compensation for hourly services already rendered during the Severance Period, calculated at the rate of $190 per hour times the number of hours worked, less required statutory withholdings and deductions, and Executive shall be released from any further obligation to provide services under Paragraph 1 of this Agreement.

9. Choice of Law; Arbitration. The terms of this Agreement and all rights and obligations of the Parties, including its enforcement, shall be interpreted and governed by the laws of the State of New Jersey, without regard to conflicts of law principles. Pursuant to Section 13 of the Employment Agreement, which is incorporated by operation thereof and reference herein, any disputes arising out of this Agreement and which are mandatorily arbitrable shall be settled exclusively by arbitration before the Employment Dispute Tribunal of the American Arbitration Association at a location in New Jersey.

10. Injunctive Relief. Notwithstanding the limited agreement to arbitrate set forth in Paragraph 10 of this Agreement, any claim alleging breach of the non-disparagement obligations under Section 10 of the Employment Agreement or alleging breach of Paragraph 6 of this Agreement may be brought in any federal or state court of competent jurisdiction in the State of New Jersey, where the parties consent to jurisdiction and agree not to argue that it is an inconvenient forum for resolution of the claim. A material breach of Section 10 of the Employment Agreement or Paragraph 6 of this Agreement shall be considered to be irreparable harm, where no adequate remedy at law would be available in respect thereof. The Parties agree that neither Party will have any obligation to post a bond to obtain said injunctive relief and that any damages provable at law may be assessed.

11. Nondisparagement. For a period of two (2) years following the Effective Date, Executive agrees to refrain from making, directly or indirectly: (a) any derogatory comments concerning the Company Group; or (b) any derogatory comments concerning current or former officers, directors, or senior executive employees in relation to any such person’s role in the Company Group or any such person’s fitness or qualifications for, or performance in, such role. For a period of two (2) years following the Effective Date, Vonage’s “Senior Leadership Team” (defined as persons directly reporting to Vonage’s Chief Executive Officer) agrees to refrain from making, directly or indirectly, any derogatory comments concerning Executive. Notwithstanding the foregoing, any truthful statement made in response to questions or other requests for information in a legal proceeding (including, without limitation, litigation, arbitration and governmental investigations) shall be deemed not to violate the obligations of either party under this Paragraph 11.

12. Cooperation in Litigation. From and after the Effective Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of Vonage (other than litigation between the Parties arising out of the transactions contemplated by this Agreement). After the expiration of the one year consulting period, Executive’s obligations under this Section 12 shall be subject to Executive’s reasonable availability. During the Severance Period, Executive’s cooperation in litigation is expected to be encompassed within the 16 hour weekly work requirement provided for in Section 1(b) above and Executive shall not be entitled to any additional compensation for such services. During the Consultancy Period, it is expected that Executive’s cooperation in litigation shall be encompassed within the 12 hour weekly work commitment and Executive shall be compensated for his time devoted to such matters at the rate of $190 per hour. For any hours in excess of those contemplated for litigation assistance during the Severance Period or Consultancy Period, Executive will be compensated at a rate mutually acceptable to Executive and Vonage.

13. Return of Property and Documents. Executive represents and warrants that he has returned, or will immediately return, to Vonage all Vonage property (including, without limitation, any and all computers, BlackBerries, identification cards, card key passes, corporate credit cards, corporate phone cards, files, memoranda, keys and software) in Executive’s possession and that he has not, and will not, retain any duplicates or reproductions of such items. Executive further represents and warrants that he has delivered to Vonage all copies of any Confidential Information (as defined in the Confidentiality Agreement) in his possession or control and has destroyed all copies of any analyses, compilations, studies or other documents in his possession that contain any Confidential Information.

14. Modification of Agreement. No provision of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the Parties hereto. No waiver by either Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Tax Withholdings and Indemnification. Vonage may withhold from amounts payable or benefits provided under this Agreement any and all federal, state and local taxes that are required to be withheld and reported by any applicable laws and regulations. Vonage may also withhold and report any amounts necessary pursuant to the benefit plans, policies or arrangements of Vonage or otherwise, in accordance with any applicable Vonage policies, laws and/or regulations. The parties acknowledge and agree that during the Severance Period, Vonage will treat Executive as an employee for tax purposes, providing him with IRS Form W-2 for tax purposes, and shall withhold income taxes and make all necessary statutory payments and deductions on its severance payments to Executive. For the period commencing September 27, 2009 and ending March 27, 2010, Vonage shall treat Executive as a contractor for tax purposes, providing him with IRS Form 1099 at year end for his services, given the understanding of the parties, inter alia, that Executive will be substantially available for work with other persons, companies or entities. Executive shall indemnify and hold Vonage harmless for any failure of Executive to comply with Executive’s tax reporting obligations, including, but not limited to, withholding taxes and penalties, related to the payment to him of the severance, bonus and/or consulting service payments and the provision to him of Company-paid for health insurance benefits should he elect COBRA continuation coverage.

16. Entire Agreement; Headings. Other than as set forth in Paragraph 5 hereof, this Agreement sets forth the entire agreement between the Parties hereto and any and all prior and contemporaneous agreements, discussions or understandings between the Parties pertaining to the subject matter hereof, including relating to severance payments or compensation, have been and are merged into and superseded by this Agreement. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

17. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

18. EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT:

(a) he has read the terms of this Agreement and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge Vonage or any releasee from any legal action arising out of his employment relationship with Vonage, the terms and conditions of that employment relationship, and the termination of that employment relationship;

(b) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described and referenced herein, which he acknowledges as adequate and satisfactory to him;

(c) he has been informed that he has the right to consider this Agreement for a period of twenty-one (21) days from receipt prior to entering into this Agreement and he has signed on the date indicated below after concluding that this Agreement is satisfactory;

(d) he has been informed that he has the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice to Vonage to the attention of Office of Chief Legal Officer, Vonage Holdings Corp., 23 Main Street, Holmdel, New Jersey 07733. This Agreement shall not be effective or enforceable until Executive’s right to revoke this Agreement has lapsed;

(e) he has been and is hereby advised in writing by Vonage to consult with an attorney prior to signing this Agreement and he has consulted with his attorney and fully discussed and reviewed the terms of this Agreement with his attorney;

(f) neither Vonage, nor any of its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained and referenced herein; and

(g) this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

VONAGE HOLDINGS CORP.

By:	/s/ Louis Mamakos	By:	/s/ Marc P. Lefar
Louis Mamakos

Dated:	27 March 2009	Dated:	27 March 2009
RE-EXECUTION AT END OF SEVERANCE PERIOD

VONAGE HOLDINGS CORP.

By:		By:
Louis Mamakos

Dated:		Dated: